Exhibit 99.1

Ellen Kullman, DuPont Chair and Chief Executive Officer, joins United

Technologies Corp. Board of Directors

HARTFORD, Conn., Dec. 10, 2010 – Ellen Kullman, Chair of the Board and Chief Executive Officer of DuPont, was elected to the United Technologies Corp. (NYSE: UTX) Board of Directors, effective Jan. 3, 2011. She joins 12 other board members, 11 of whom are independent.

Kullman became Chief Executive Officer of DuPont on Jan. 1, 2009, and Chair of the Board on Dec. 31, 2009. Kullman’s prior positions with DuPont included those of president and executive vice president. As DuPont CEO, Kullman has championed market-driven science to drive innovation across the company’s businesses.

“Ellen is a visionary executive with impressive global business experience and a remarkable record of accomplishments,” said UTC Chairman & Chief Executive Officer Louis Chênevert. “I am delighted to welcome her to UTC’s Board of Directors.”

Kullman is a member of the U.S.-India CEO Forum, the Business Council and co-chair of the National Academy of Engineering Committee on Changing the Conversation: From Research to Action. She holds a Bachelor of Science degree in mechanical engineering from Tufts University and a master’s degree in management from Northwestern University. She is a member of the Tufts University Board of Trustees and serves on the Board of Overseers at Tufts University School of Engineering.

United Technologies Corp., based in Hartford, Conn., is a diversified company that provides high technology products and services to the building and aerospace industries.

UTC-IR

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